UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2005

KCS Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13781 (Commission File Number)	22-2889587 (IRS Employer Identification No.)

5555 San Felipe Road, Suite 1200 Houston, Texas (Address of principal executive offices)	77056 (Zip Code)

Registrant’s telephone number, including area code: (713) 877-8006

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

      On February 22, 2005, KCS Resources, Inc. (“KCS Resources”), an operating subsidiary of KCS Energy, Inc. (“KCS Energy”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Devon Energy Production Company, L.P. and Devon Louisiana Corporation (together, the “Seller”) providing for the acquisition by KCS Resources of a package of oil and gas properties and related assets located primarily in KCS Energy’s North Louisiana-East Texas core operating area (collectively, the “Assets”). The Assets include currently producing wells, equipment, undeveloped leases and future drilling locations. Upon the closing of the Purchase Agreement, KCS Resources shall be entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production, and other proceeds) and will be responsible for all operating expenses and liabilities, attributable to the Assets for the period of time from and after January 1, 2005 (the “Effective Time”).

      The purchase price for the Assets will be approximately $94.7 million (the “Purchase Price”), subject to adjustment for various items, including, but not limited to, title and environmental defects asserted in accordance with the Purchase Agreement and as a result of due diligence reviews undertaken prior to the closing. KCS Resources expects to finance the purchase of the Assets with cash on hand and borrowings under its bank credit facility. KCS Resources has deposited a portion of the Purchase Price into escrow with Seller to secure performance of KCS Resources’ obligations under the Purchase Agreement.

      The Purchase Agreement includes provisions setting forth procedures for identifying, quantifying and adjusting the Purchase Price for title and environmental defects affecting the Assets. With respect to title defects asserted by KCS Resources prior to closing, the parties may contest the existence and/or value of such defect (and any title benefits alleged by Seller to exist) and proven defects may be resolved at Seller’s election by: (i) adjustment of the Purchase Price by the value of the defect and/or benefit in question (subject to certain thresholds), (ii) Seller’s indemnification of KCS Resources for liabilities associated with such defect, or (iii) exclusion of the affected Asset from sale. With respect to environmental defects or conditions identified by KCS Resources prior to closing, the parties may contest the existence and/or value of such defect or condition and proven defects may be resolved at Seller’s election by (i) adjustment of the Purchase Price by the value of the defect in question (subject to certain thresholds), (ii) Seller’s assumption of the remediation of the defect or condition or (iii) exclusion of the affected Asset from sale.

      The Purchase Agreement contains negotiated representations, warranties (including limited warranties of title), covenants and indemnities by both Seller and KCS Resources which are believed to be customary for transactions of this kind. Certain of Seller’s indemnity obligations in favor of KCS Resources shall only apply with respect to aggregate liabilities in excess of specified thresholds, are subject to caps and are only effective for specified periods of time. Certain of KCS Resources’ indemnity obligations in favor of the Seller and certain other parties apply with respect to liabilities for certain title and environmental matters attributable to the Assets actually acquired.

      The transactions contemplated by the Purchase Agreement are expected to close on April 13, 2005 or such other date as is agreed upon by Seller and KCS Resources, subject to the satisfaction of customary closing conditions and the right of either the Seller or KCS Resources to terminate the Purchase Agreement in certain circumstances, including the right to terminate in the event the sum of certain title and environmental defects exceeds specified thresholds. The Purchase Agreement may be terminated at any time prior to closing for the following reasons, among others: (a) by Seller, if its closing conditions have not been satisfied on or before closing; (b) by KCS Resources, if its closing conditions have not been satisfied on or before closing and such conditions have not been cured by Seller within ten days of written notice thereof; and (c) by Seller or KCS Resources if closing does not occur on or before April 23, 2005.

Item 7.01 Regulation FD Disclosure.

      On February 28, 2005, KCS Energy issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is furnished and attached as Exhibit 99.1 hereto and is incorporated herein by reference.

      In accordance with General Instruction B.2 of Form 8-K, the information in Exhibit 99.1 attached hereto is being furnished and is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not otherwise subject to the liabilities of that section. Accordingly, the information in Exhibit 99.1 attached hereto will not be incorporated by reference into any filing made by KCS Energy under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit 99.1	KCS Energy, Inc. Press Release, dated February 28, 2005, announcing the execution of the Purchase Agreement.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KCS ENERGY, INC.
Date: February 28, 2005	By:	/s/ Frederick Dwyer
	Name:	Frederick Dwyer
	Title:	Vice President, Controller and Secretary

EXHIBIT INDEX

Exhibit	Description
99.1	KCS Energy, Inc. Press Release, dated February 28, 2005, announcing the execution of the Purchase Agreement.